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                                                                      EXHIBIT 14


                                INTERVOICE, INC.
                           BUSINESS ETHICS POLICY AND
                                 CODE OF CONDUCT

                 THE COMPANY'S BUSINESS ETHICS POLICY STATEMENT
                      IS REPRODUCED IN FULL AS APPENDIX A.

         In addition to complying with legal requirements, employees should strive to exercise the highest standards of personal conduct in their dealings with and on behalf of the Company, including dealings with other employees, customers and suppliers, and in relations with officials of all governments, both within and outside the U.S. This Business Ethics Policy, which includes the Business Ethics Policy Statement attached as Appendix A and the Conflicts of Interest Policy Statement attached as Appendix B, applies to all of the Company's employees, including the Company's officers and Intervoice's executive officers. This Business Ethics Policy also applies to all members of the Company's Board of Directors and, to the extent applicable, all references to "employees" in this Policy shall include the members of the Company's Board of Directors. This Business Ethics Policy shall serve as the Company's Code of Ethics for its principal executive officer, principal financial officer and principal accounting officer or controller (collectively, "Principal Financial Officers") for purposes of Federal securities laws and regulations, and shall also serve as the Company's Code of Conduct under NASDAQ rules.

         The following summaries and examples illustrate the Company's policy on business ethics in various situations.

         A. BRIBERY AND KICKBACKS

         Employees may not give anything of value, directly or indirectly, to any customer or supplier in exchange for business, or to any public official, in any country or jurisdiction, in exchange for business or to have a law or regulation enacted, defeated, ignored or violated. Similarly, employees may not accept anything of value from suppliers, either for themselves or others, in exchange for business. All dealings with public officials outside of the United States must conform to the U.S. Foreign Corrupt Practices Act and the other detailed standards of Section 3 of Appendix A, and all dealings with public officials in the United States must conform to the detailed standards of Section 4 of Appendix A. For purposes of this Business Ethics Policy, an item is given in exchange for business if there is an agreement for the other person to provide business to the Company in return for the item.

         B. GIFTS

         Acceptance of Gifts

         Employees may not solicit gifts, gratuities, or any other personal benefit or favor of any kind from suppliers or potential suppliers. Gifts include not only merchandise and products but also personal services. Employees are discouraged from accepting unsolicited gifts. Employees are prohibited from accepting gifts of money.

         Employees may nonetheless accept unsolicited non-money gifts provided:

         1. They are items of nominal or limited intrinsic value, not expensive; or


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         2. They are advertising and promotional materials, clearly marked with the giver's company or brand name.

         Any gift of more than nominal or limited intrinsic value that is not an advertising or promotional material, must be reported to an executive officer of Intervoice, who will determine whether it can be accepted. An executive officer may allow an employee to keep such gifts, particularly if they are personalized or perishable, but in so doing he or she may require recipients to send the givers personal checks covering their reasonable value. An executive officer and the employee's supervisor may also require that employees tactfully discourage such gifts in the future.

         Giving of Gifts

         Employees may give gifts to customers or potential customers where the presentation and acceptance of gifts is lawful and a normal business practice. All such gifts shall be of reasonable value and the presentation approved in advance by the employee's supervisor. Moreover, such gifts must be presented in a manner that clearly identifies the Company and the occasion that warrants the presentation. Employees are prohibited from giving gifts of money. Any gift to a public official outside of the U.S. must conform to the detailed standards set forth in Section 3 of Appendix A and any gift to a public official in the U.S. must conform to the detailed standards of Section 4 of Appendix A.

         C. ENTERTAINMENT

         Entertainment, including dinners, professional sports event tickets and theater tickets, must not be solicited from customers or suppliers (including public officials). This provision shall be absolute with regard to activities relating to government prime and subcontracts. With regard to the Company's commercial business, employees may accept unsolicited entertainment, or provide such solicited or unsolicited entertainment, including dinners, professional sports event tickets and theater tickets, provided such occasions are infrequent and the entertainment involves reasonable expenditures, does not obligate the recipient, and takes place in settings that are reasonable and appropriate for the individuals involved and the business at hand. "Reasonable" means amounts and settings which are standard or customary, not lavish. Entertainment of any public official outside of the U.S. must conform to the detailed standards set forth in Section 3 of Appendix A and entertainment of any public official in the U.S. must conform to Section 4 of Appendix A.

         The providing or soliciting of sexual favors in connection with obtaining or awarding business is expressly prohibited.

         D. INTEGRITY OF BUSINESS RECORDS AND COMPLIANCE WITH ACCOUNTING PROCEDURES

         Accuracy and reliability of the Company's business records are not only mandated by law, but are of critical importance to the Company's decision-making process and to the proper discharge of the Company's financial, legal, and reporting obligations. All business records, accounts, and reports to government agencies and others, are to be prepared with care and honesty. False or misleading entries in the Company's records are not permitted. No officer or employee, regardless of position, is authorized to depart from the Company's policy or to condone a departure by anyone else. All corporate funds, assets, and liabilities are to be


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recorded in accordance with appropriate corporate accounting procedures and in accordance with applicable laws and regulations.

         All employees must strive to fully comply with both the letter and the spirit of corporate book keeping, record keeping, accounting and internal control procedures at all times. Employees should advise the responsible person in their department of any deviations they observe in such procedures. Full communication with senior management is critical. It is never appropriate to conceal information from senior management even when it might appear that less candor would protect the Company or make management look good. Likewise, there must be no concealment of information from the Company's independent auditors.

         All employees involved with the preparation or delivery of financial statements or financial information shall strive to prepare accurate and complete financial statements and financial information for the Company that fairly present in all material respects the Company's financial condition and results of operations. All employees who are involved with Company accounting entries shall strive to make such entries complete, true and accurate and to contain appropriate descriptions of the associated transactions. All Company bank accounts and other accounts and funds shall be reflected on the books or other financial statements of the Company. The Company will properly disclose any additional information about its financial condition or operations that is required by federal securities laws or generally accepted accounting principles.

         In order to help the Company comply with its obligations under federal securities laws and generally accepted accounting principles each employee who is involved with the preparation or delivery of the Company's financial statements, financial records or financial information will strive to have:

      - each financial report that contains financial statements, and that is required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the Securities and Exchange Commission, reflect all material correcting adjustments that have been identified by the Company's auditors in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission;

      - each annual and quarterly financial report the Company is required to file with the Securities and Exchange Commission disclose all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company and its affiliates with unconsolidated entities or other persons, that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses;

      - any pro forma financial information included in any periodic or other report filed by the Company with the Securities and Exchange Commission or included in any press release, presented in a manner that (i) does not contain an untrue statement or omission of a material fact necessary to make the pro forma financial information, in light of the circumstances under which it is presented, not misleading, and (ii) reconciles it with the Company's financial condition and results of operations under generally accepted accounting principles;


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      -  the documentation evidencing each sales transaction or other transaction effected by the Company, and each payment made or received on behalf of the Company, fairly and completely represent the material terms and nature of such transaction or the purpose of such payment or receipt, and to have all such documentation to be retained in accordance with the Company's Records Retention Policy and made available to the Company's Accounting Department and any other departments that have a need to know the terms or purpose of any such transaction or payment;

      - each report or document filed with the Securities and Exchange Commission or that is otherwise publicly communicated provide full, fair, accurate, timely and understandable disclosure.

         It is a violation of these guidelines for any employee to knowingly participate in an overbilling arrangement with a supplier, distributor, agent, customer or any other person, in which the Company issues or accepts an invoice, or receives or makes payment for merchandise or services, in an amount in excess of the actual price, or to knowingly participate in an underbilling arrangement with a supplier, distributor, agent, customer or any other person in which the Company issues or accepts an invoice, or receives or makes payment for merchandise or services, in an amount less than the actual price.

         Each employee who is involved in the preparation of a record or report required of and by the Company shall strive to have such record or report contain complete, true and accurate results. It is a violation of this Business Ethics Policy for an employee to knowingly make or accept, or to request an employee to make or accept, false or misleading record entries or reports. The Company will maintain internal control systems to provide for reliability and adequacy of its records and reports and the Company's ability to record, process, summarize and report financial data. As part of the Company's internal control system, each employee shall strive to have all information in his or her possession that is relevant to the Company's records and reports, made available to the appropriate employees or departments responsible for preparing or retaining such records and reports. Any fraud and all significant deficiencies in the design or operation of the internal controls must be properly disclosed to the extent required under applicable law.

         All complaints received by the Company regarding accounting, internal accounting controls or auditing matters shall be forwarded to the principal financial officer of the Company or, if the complaining party believes such would be ineffective, to the chief executive officer of the Company. The officer receiving such complaint shall (i) address the issues raised thereby in good faith (and, if appropriate, after consultation with other accounting and management personnel, legal counsel or independent public accountants) take any required or appropriate action to correct the matter raised by the complaint and
(ii) retain the complaint and other material related documents in accordance with the Company's Records Retention Policy.

         An employee who has good faith concerns regarding any questionable accounting or auditing matter with respect to the Company is encouraged to discuss such matter with the principal financial officer of the Company or his or her designee. If the employee wishes, however, he or she may submit his or her concerns regarding any questionable accounting or auditing matter confidentially (and, if the employee so chooses, anonymously) directly to the Chairman of the Company's Audit Committee by sending a letter marked "Confidential" either to:


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         Chairman                                  Chairman
         Audit Committee                           Audit Committee
         Intervoice, Inc.                          Intervoice, Inc.
         C/o David E. Morrison                     C/o Kenneth L. Stewart
         Fulbright & Jaworski L.L.P.               Fulbright & Jaworski L.L.P.
         2200 Ross Avenue, Suite 2800              2200 Ross Avenue, Suite 2800
         Dallas, Texas  75201-2784                 Dallas, Texas  75201-2784
         U.S.A.                                    U.S.A.
         214/855-8301                              214/855-8060
         dmorrison@fulbright.com                   kstewart@fulbright.com

         The Company will post on appropriate bulletin boards the foregoing procedures and addresses for reporting questionable accounting or auditing matters,

         E. CONFLICTS OF INTEREST

         Employees should strive to avoid situations where their personal interest could conflict with, or even appear to conflict with, the interests of the Company. The Company's Conflicts of Interest Policy Statement is reproduced in full as Appendix B. The Conflict of Interest Policy Statement states as the basic policy of the Company that every employee must always strive to avoid any interest that conflicts with the interests of the Company, and provides detailed examples and explanations of situations and types of transactions which can give rise to conflicts of interest. Department heads and the principal officers of each subsidiary are charged with the responsibility of having employees who occupy positions which could place them in conflict of interest trained to have a thorough understanding of the Company's Conflict of Interest Policy.

         Conflicts of interest may arise where any individual's position or responsibilities with the Company present an opportunity for personal gain apart from his or her earnings from the Company. Where an employee's personal interests are inconsistent with those of the Company and create conflicting loyalties, such an opportunity exists. Such conflicting loyalties can cause an employee to give preference to personal interest in situations where corporate responsibilities should come first.

         F. ADMINISTRATION OF THIS BUSINESS ETHICS POLICY AND CONSEQUENCES FOR NON-ADHERENCE TO ITS PROVISIONS.

         Each current employee is being given, and each new employee will be given, a copy of this Business Ethics Policy. Each current and new employee will be required to acknowledge in writing receipt of this Business Ethics Policy. Each corporate officer will be responsible for monitoring and enforcement of this Business Ethics Policy within his or her specific area of supervisory responsibility.

         All employees of the Company, who do not have a job title of director, vice president, president, or chief executive officer, will be required to acknowledge annually in writing that they have reviewed this Business Ethics Policy. Each employee of the Company who does have a job title of director, vice president, president or chief executive officer, will be required to acknowledge annually in writing (except for any violations disclosed in such acknowledgment) absence of knowledge of violations of this Business Ethics Policy. The Company's Human Resources Department will distribute the form of annual acknowledgement for each employee who is a director, vice president, president or chief executive officer and collect such acknowledgments, and will report the results to Intervoice's Board of Directors.


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         Any employee who becomes aware of any act contrary to this Business
Ethics Policy should give this information to his or her supervisor. If for any reason you feel uncomfortable reporting such incidents or issues to your supervisor, you may inform the Company's Legal Department or Human Resources Department. Any employee who has good faith concerns regarding any questionable accounting or auditing matter should report the matter by following the procedures detailed in Section D of this Business Ethics Policy.

         The Company will investigate all such reports. In any such investigation, the Company will respect the rights of all parties concerned and principles of fairness and dignity will be applied.

         Each employee shall be personally responsible and accountable for his or her adherence to the provisions of this Business Ethics Policy. The Company, at the direction of the Board of Directors in the case of a violation of this Business Ethics Policy by an executive officer of Intervoice, or by an executive officer of Intervoice responsible for his or her department if the employee is not an executive officer of Intervoice, may impose such sanctions, including dismissal for cause, for an employee's violation of this Business Ethics Policy as the Board of Directors or executive officer, as the case may be, shall determine, under the circumstances, to be in the best interests of the Company and its shareholders. The Company will also, if warranted, file criminal or other charges and, if warranted, report violations to the appropriate regulatory authorities.

         An employee has the right to raise concerns or to report misconduct without fear of retribution. Therefore, disciplinary action will be taken against any supervisor or other employee who retaliates, directly or indirectly, or encourages others to do so, against an employee who reports a violation of this Business Ethics Policy.

         G. DISCLOSURE OF THIS CODE AND WAIVERS OF ITS TERMS.

         The Company shall file this Business Ethics Policy with the SEC as an exhibit to the Company's Annual Report on Form 10-K. This Business Ethics Policy shall otherwise be made publicly available as required by law and NASDAQ rules.

         Waivers of any provisions of this Business Ethics Policy can be made only by the Board of Directors in the case of a member of the Board of Directors or Principal Financial Officer or other executive officer of Intervoice, or by an executive officer of Intervoice responsible for the employee's department if the employee is not an executive officer of Intervoice, and any waivers so granted shall be disclosed if, and as required, by law and NASDAQ rules. Any amendments or modifications to this Business Ethics Policy shall be disclosed as required by law and NASDAQ rules.

         ANY BOARD WAIVERS OR APPROVALS OF OR CONSENTS TO ANY ACTIVITIES OR MATTERS BY OR FOR A PRINCIPAL FINANCIAL OFFICER OR OTHER EXECUTIVE OFFICER OF THE COMPANY OR A MEMBER OF THE BOARD OF DIRECTORS THAT OTHERWISE WOULD VIOLATE OR CONFLICT WITH THIS BUSINESS ETHICS POLICY, SHALL BE DISCLOSED IN A FORM 8-K FILED WITH THE SEC OR DISCLOSED ON THE COMPANY'S WEBSITE IN THE MANNER REQUIRED BY LAW AND NASDAQ RULES.

         These disclosures shall remain publicly available and maintained by the Company for the specified periods of time required by law and NASDAQ rules. Information concerning these disclosures shall be retained by the Company for the specified periods of time mandated by law and NASDAQ rules.


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                                                                      APPENDIX A

                        BUSINESS ETHICS POLICY STATEMENT

1.       GENERAL POLICY

         Each employee shall at all times strive to fully comply with all laws and regulations that may be applicable to his or her business unit. In addition, each employee will strive to exercise high standards of personal conduct and honesty in his or her dealings with or on behalf of the Company, including dealings with other employees, customers and suppliers, and in relations with officials of all governments, both within and outside the U.S.

2.       APPLICATIONS OF POLICY

         It is difficult to anticipate the application of the general policy of the Company to each factual situation which could arise. However, the following will clarify the Company's policy in those business ethics situations which most commonly occur:

         A. No employee shall knowingly use funds, property or things of value of the Company for any purpose which would be in violation of any applicable law or regulation. In particular, no act of bribery, or action which could be construed as bribery, will be condoned by the Company.

         B. No employee of the Company shall give monies, favors or services to any governmental body, official or any representative thereof in exchange for contract awards.

         C. The Company and its employees shall at all times strive to fully comply with accepted accounting rules and controls.

         D. The Company and its employees shall not knowingly, make false or misleading entries, or fail to make required entries, in the books and records of the Company.

         E. Each employee who is involved with recording the funds and assets of the Company shall at all times strive to have such funds and assets accurately and properly recorded on the books and records of the Company pursuant to generally accepted accounting principles.

         F. Each employee involved with a transaction or payment shall at all times strive to have the documentation evidencing each such transaction and each such payment made or received on behalf of the Company, fairly and completely represent the material terms of such transaction or the purpose of such payment or receipt.

         G. No employee, or member of his or her immediate family, shall accept any gifts or entertainment from a supplier or from anyone soliciting business from the Company except for gifts or entertainment permitted under Subsections B or C of the Business Ethics Policy.


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         H.       No employee shall use proprietary or confidential Company
                  information for personal gain or to the Company's detriment.

         I. No employee shall take for personal gain to the Company's detriment opportunities that are discovered through the use of Company property, information or position.

         J. No employee shall use Company assets or labor for personal use other than of an incidental or limited nature.


3.       BUSINESS ETHICS IN INTERNATIONAL TRANSACTIONS

         This Business Ethics Policy Statement will be of special significance in connection with transactions outside the U.S. This significance derives from the fact that certain activities that are deemed unethical in the U.S. may be customarily practiced in some other countries. This Business Ethics Policy strictly forbids persons acting on the Company's behalf anywhere in the world to engage in unethical activities, custom or practice.

         Prohibited activities include so-called "facilitating" or "grease" payments of nominal sums (or the giving of property of nominal value) to a foreign official for the purpose of expediting the proper performance of a ministerial or clerical service or function that would otherwise be unreasonably withheld or delayed.

         Furthermore, the U.S. federal Foreign Corrupt Practices Act (the "Act") generally imposes criminal penalties on individuals who corruptly give, or offer to give, directly or indirectly, anything of value to any foreign official (including an official of any political party or any candidate for political office) for the purpose of influencing any act or decision of the recipient or inducing him to use his or her influence to affect any act or decision of any foreign government. In addition to substantial corporate penalties, the Act provides that individual violators may be fined up to $10,000, and imprisoned for up to five years. Consistent with Company policy, the Act has no exceptions for compliance with local custom or practice. The Act also expressly forbids the Company to pay, directly or indirectly, fines imposed upon individual violators.

         No employee shall offer, pay, give, promise to pay or give, or authorize the payment of money or anything of value directly or indirectly to any foreign official, foreign political party or party official, or any candidate for foreign political office for purposes of:

      - influencing any act or decision of the foreign official, political party, party official or candidate in such person's official capacity; inducing the foreign official, political party, party official or candidate to do or omit to do any act in violation of such person's lawful duty; or securing any improper advantage; or

      - inducing the foreign official, political party, party official or candidate to use such person's influence with a foreign government or instrumentality to affect or influence any act or decision of the government or instrumentality;

in order to assist the Company or its affiliates to obtain or retain business for, with, or directing business to, any person.


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4.       DEALINGS WITH PUBLIC OFFICIALS

         In the course of employment, employees may be in contact with public officials on a wide variety of matters. Employees who regularly make these contacts have special responsibilities for upholding the Company's good name. Dealings with public officials outside the U.S. must conform to Section 3 above. Dealings with public officials in the U.S. must conform to the following standards:

         A. All employees who contact public officials must be familiar with (and to the extent applicable, strive to fully comply with) lobbying laws and public disclosure requirements, particularly those that apply to registrations and filings.

         B. When not prohibited by law, employees are allowed to give to public officials gifts where the presentation and acceptance of gifts is an established custom and a normal business practice. All such gifts shall be of reasonable value, not expensive, and the presentation approved in advance by the Chief Executive Officer of the Company. Moreover, such gifts must be presented in a manner that will not create even the appearance of impropriety and that clearly identifies the Company and the occasion that warrants presentation. Bear in mind that U.S. federal government employees are prohibited from receiving anything of value under many circumstances, and that violations can cause them to lose their jobs and the Company to lose contracts. Accordingly, employees may not give gifts to U.S. federal government employees.

         C. Employees are also allowed to give public officials gifts in the form of product models and pictures provided the models and pictures are part of the Company's general marketing and public relations programs and the value is nominal.

         D. On special ceremonial occasions, senior officials of the Company may publicly give gifts of more than nominal value to public institutions and public bodies. Such gifts can commemorate special events or milestones in the Company's history. These may be transmitted through public officials but the gifts are given to the public institutions and public groups they represent, not to the officials personally.

         E. From time to time employees may entertain public officials, except for U.S. government officials, but only under the following conditions:

                  (i)      It is legal.
                  (ii) The entertainment is not solicited by the public official.
                  (iii)    The entertainment occurs infrequently.
                  (iv)     It arises in the ordinary course of business.
                  (v) It does not involve lavish expenditures, considering the circumstances.
                  (vi) The settings and types of entertainment are reasonable, appropriate and fitting to our employees, their guests, and the business at hand.



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                                                                      APPENDIX B

                     CONFLICTS OF INTEREST POLICY STATEMENT

1.       GENERAL POLICY

         Each employee shall strive to devote his or her undivided loyalty to the interests of the Company in all dealings with the Company, its customers and suppliers and with other employees. Each Employee shall strive to avoid those situations which do or which may appear to present a conflict between his or her personal interest and the best interests of the Company. All officers and members of the Board of Directors stand in a fiduciary relationship to the Company. Under certain circumstances, the Company's other employees also stand in a fiduciary relationship to the Company.

         A conflict of interest may potentially exist when an employee's personal interest or benefit is such as may influence his or her judgment or action in the conduct of the Company's business, or influence the employee's performance of his or her duties on behalf of the Company.

2.       CONFLICT OF INTEREST SITUATIONS

         While it is impossible to set forth every situation in which a conflict of interest may arise, the question of a potential conflict would occur in the following situations:

         A. when the employee, a member of his or her immediate family or anyone else living in the same household has a direct or indirect material financial interest in, or a lending or other financial relationship with, a customer, supplier or competitor of the Company;

         B. when the employee works for or renders services to any competitor (including services as a consultant);

         C. when the employee conducts business on behalf of the Company with a relative by blood or marriage; or

         D. when the employee uses his or her position with the Company to influence any third party for the benefit of any person or concern other than the Company.

         It will not be a violation of this Policy for a member of the Board of Directors who is not an employee to be employed by a supplier, customer, or indirect competitor of the Company, provided such relationship is fully disclosed to the Company, and the member of the Board strives to avoid, and to the extent necessary abstains from decisions or deliberations concerning, matters that present a conflict of interest.

         No employee having responsibility for the approval or issuance of orders, contracts or commitments for materials, services or loans to be furnished to the Company shall hold a direct or indirect interest in or be indebted to the business concern supplying the goods, services or loans to the Company.


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         No employee having responsibility for the approval or issuance of orders, contracts or commitments for materials or services shall enter into a purchase order, contract or commitment on behalf of the Company with any business concern owned or operated, directly or indirectly, by a relative of the employee without disclosure of the relationship to and prior written approval of the transaction by (1) the Company's Board of Directors if the employee is an executive officer of Intervoice, or (2) from an executive officer of Intervoice responsible for his or her department if the employee is not an executive officer of Intervoice.

         An indirect interest or indirect ownership would include, for example, beneficial ownership through

         A.       a nominee or agent;

         B. a trust, corporation, partnership or other venture in which the employee or a member of his or her family living in the employee's household, holds an interest; or

         C. an option or other device, or a loan or other contractual arrangement.

         For purposes of this Section 2, a direct or indirect investment of less than 5% in the capital stock of a publicly owned company (including a supplier of goods or services) or a mutual fund or similar investment fund, or a borrowing or other financial relationship from or with a financial institution at its usual rates may be disregarded.

3.       POSITIONS WITH OTHER CONCERNS ORGANIZED FOR PROFIT

         No employee shall serve as a director, officer, partner, member, employee, consultant, agent or representative of a business concern organized for profit that is a direct competitor of the Company.

         No employee shall serve as a working director, officer, partner, member, employee, consultant, agent or representative of any other business concern organized for profit that is not affiliated with the Company without specific prior written approval (1) from the Company's Board of Directors if the employee is an executive officer of Intervoice, or (2) from an executive officer of Intervoice responsible for his or her department if the employee is not an Intervoice executive officer. For the avoidance of doubt, the provisions of this paragraph do not apply to members of the Board of Directors of the Company who are not employees.




                                       B-2